UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2013

General Motors Financial Company, Inc.

Exact name of registrant as specified in its charter)

Texas	1-10667	75-2291093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3500, Fort Worth, Texas 76102

(Address of principal executive offices, including Zip Code)

(817) 302-7000

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 14, 2013, General Motors Financial Company, Inc. (the “Company”) issued and sold $1,000,000,000 in aggregate principal amount of 2.75% Senior Notes due 2016 (the “2016 Notes”), $750,000,000 in aggregate principal amount of 3.25% Senior Notes due 2018 (the “2018 Notes”) and $750,000,000 in aggregate principal amount of 4.25% Senior Notes due 2023 (the “2023 Notes” and, together with the 2016 Notes and the 2018 Notes, the “Notes”). The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers then resold the Notes pursuant to exemptions from registration under the Securities Act, including Rule 144A and Regulation S. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers in the purchase agreement relating to the issuance and sale of the Notes.

The Notes are governed by an Indenture (the “Indenture”), dated May 14, 2013, among the Company, AmeriCredit Financial Services, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee.

The 2016 Notes will bear interest at a rate of 2.75% per year on the principal amount of the 2016 Notes, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2013. The 2016 Notes will mature on May 15, 2016.

The 2018 Notes will bear interest at a rate of 3.25% per year on the principal amount of the 2018 Notes, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2013. The 2018 Notes will mature on May 15, 2018.

The 2023 Notes will bear interest at a rate of 4.25% per year on the principal amount of the 2023 Notes, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2013. The 2023 Notes will mature on May 15, 2023.

The Indenture contains covenants that, among other things, limit the Company’s and certain of its subsidiaries’ ability to sell all or substantially all of their assets or merge or consolidate with or into other companies and incur liens.

The Notes are redeemable at the Company’s option, in whole or in part, at any time at the redemption prices specified in the Indenture, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. In addition, if a change of control occurs, as that term is defined in the Indenture, prior to the Company being rated “investment grade” by at least two of three listed rating agencies, the holders of Notes will have the right, subject to certain conditions, to require the Company to repurchase their Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and liquidated damages, if any, as of the date of repurchase.

The Indenture provides for customary events of default, including nonpayment, failure to comply with covenants or other agreements in the Indenture, any subsidiary guarantee shall cease to be in full force and effect or any guarantor shall deny or disaffirm its obligations under its subsidiary guarantee, and certain events of bankruptcy or insolvency. If any event of default occurs and is continuing with respect to a series of Notes, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes of such series may declare all of the Notes of such series to be due and payable immediately.

The Company agreed, pursuant to a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”), to use commercially reasonable efforts to issue in exchange for the Notes, on or prior to the 365th day following the closing date of the issuance and sale of the Notes, identical new notes registered under the Securities Act. In certain circumstances, the Company may be required to file a shelf registration statement to cover resales of the Notes. If the Company does not comply with certain covenants set forth in the Registration Rights Agreement, it must pay liquidated damages to holders of the Notes.

The descriptions set forth above are qualified in their entirety by the Indenture and the Registration Rights Agreement filed as exhibits hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 8.01 Other Matters

On May 7, 2013, the Company issued a press release announcing the pricing of its private placement of $1,000,000,000 of 2.75% Senior Notes due 2016, $750,000,000 of 3.25% Senior Notes due 2018 and $750,000,000 of 4.25% Senior Notes due 2023 to certain qualified institutional buyers pursuant to Rule 144A and in accordance with Regulation S. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated May 14, 2013, among General Motors Financial Company, Inc., AmeriCredit Financial Services, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee

10.1	Registration Rights Agreement, dated May 14, 2013, among General Motors Financial Company, Inc., AmeriCredit Financial Services, Inc., as guarantor, and Deutsche Bank Securities Inc., as representative of the initial purchasers

99.1	Press Release dated May 7, 2013, entitled “GM Financial Prices Private Offering of $2.5 Billion of Senior Notes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Motors Financial Company, Inc.
(Registrant)

Date: May 14, 2013	By:	/s/ CHRIS A. CHOATE
Chris A. Choate
Executive Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit No.	Description

4.1	Indenture, dated May 14, 2013, among General Motors Financial Company, Inc., AmeriCredit Financial Services, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee

10.1	Registration Rights Agreement, dated May 14, 2013, among General Motors Financial Company, Inc., AmeriCredit Financial Services, Inc., as guarantor, and Deutsche Bank Securities Inc., as representative of the initial purchasers

99.1	Press Release dated May 7, 2013, entitled “GM Financial Prices Private Offering of $2.5 Billion of Senior Notes”